- Automotive Sensors
- Electronic Components
Electronics Manufacturing Services
14 - 18%
4  -  8%
6 - 10%
8  -  12%
 Annual Sales Growth
Overall Organic Growth Target
Product/Market Area
(2005 - 2008)
Components & Sensors:
10 - 14%
Business Growth Targets

Awarded 47 Platforms
Industry trend is to adopt integrated
pedals for increased control with
reduced costs.
Total
Available
Market
(Including Pedal Sensors)
$150
$223
$266
$326
$363
$305
CTS Accelerator Pedal Modules Offer
Performance, Quality and Cost Advantages
 CTS Sales $ in Millions
$393
Actual
Accelerator Pedal Module

CTS Sales $ in Millions
Asia Over 50% of
Growth
Actual
10 Year Projected Growth In Vehicle Sales
(17M Units)
China regulations driving
 local content
CTS Operations in
Taiwan and China
Asian Automotive Growth

Growth Focused on High
Margin Segments
95%
70%
Top 5 EMS Customers
Communications
Other
Industrial
Medical
Computer
 2006 Sales (1H06)
Aerospace/
Defense
More Complex
Less Complex
High Volume
/ Low Mix
Low Volume
/ High Mix
CTS
Markets
EMS Business

Expense Leverage Contributing to Earnings
Growth
Adjusted Operating Expenses
(Percent of Sales)

Cumulative
Free Cash Flow
$ in Millions
Strong Cash Earnings and Free Cash Flow
Cumulative
Cash Earnings
70.5
73.5
FY  2006
Estimate
Cumulative Free Cash Flow

Appendix

CTS Corporation
Reconciliation of Operating Expenses to Adjusted Operating Expenses
($ in millions)

	Full Year
	2005	2004	2003	2002

Selling, general and administrative expenses	$68.0	$63.5	$56.9	$63.3
Research and development expenses	17.1	19.0	21.5	24.1
Restructuring, restructuring-related, and asset impairment charges	-	-	4.6	18.3
Gain on sales of assets	(3.1)	(3.9)	-	-

Total reported operating expenses	82.0	78.6	83.0	105.7

Less restructuring and impairment charges		-	4.6	18.3
Less gain on sale of excess equipment less LTCC severance	(1.2)
Less gain on sale of excess Canadian land		(2.7)	-	-

Adjusted operating expenses	$83.2	$81.3	$78.4	$87.4

Adjusted operating expenses as percentage of total sales	13.5%	15.3%	16.9%	19.1%

Appendix
CTS Corporation
Cumulative Free Cash Flow
($ in millions)

	Cumulative Est.	Full Year Est.	Cumulative	YTD Q2	Cumulative	Full Year	Cumulative	Full Year	Full Year
	(2003 - 2006 est.)	2006 (as of 8/09/06)	(2003- 6 months 2006)	2006	(2003-2005)	2005	(2003-2004)	2004	2003

Net earnings			$67.3	$12.5	$54.8	$22.2	$32.6	$20.0	$12.6
Depreciation and amortization			100.0	13.2	86.8	27.1	59.7	26.1	33.6
Restructuring and impairment charges			7.5	2.9	4.6	-	4.6	-	4.6
Gain on asset sales			(7.8)	(0.8)	(7.0)	(3.1)	(3.9)	(3.9)	-
Deferred income taxes			9.6	-	9.6	9.1	0.5	0.2	0.3
Equity-based compensation and other			7.1	2.1	5.0	2.7	2.3	1.7	0.6
Cumulative prepaid pension asset			(34.8)	(3.1)	(31.7)	(8.7)	(23.0)	(10.9)	(12.1)
Cash earnings			148.9	26.8	122.1	49.3	72.8	33.2	39.6

Working capital & other			(47.3)	(9.4)	(37.9)	(4.8)	(33.1)	(19.2)	(13.9)
Cash flow from operations			101.6	17.4	84.2	44.5	39.7	14.0	25.7

Capital expenditures			(42.5)	(5.8)	(36.7)	(15.0)	(21.7)	(12.7)	(9.0)
Free cash flow	$70.5 - $73.5	$23-$26	$59.1	$11.6	$47.5	$29.5	$18.0	$1.3	$16.7

CTS Corporation
Projected Free Cash Flow
($ in millions)

Year Ended December 31,2006 (1)

Cash flows provided from operations	$41-$46
Capital expenditures	$(18)-$(20)

Free cash flow	$23-$26

(1) Estimate as of 08/09/2006